DATED     28 February     2002


                                   THE SELLERS
                                     - and -
                            RIGHT ASSOCIATES LIMITED
                                     - and -


                        RIGHT MANAGEMENT CONSULTANTS, INC
                                     - and -
                          ATLAS GROUP HOLDINGS LIMITED



                                    AGREEMENT

                                 - relating to -

           THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF
                          ATLAS GROUP HOLDINGS LIMITED










                                    Lovells

                                    CONTENTS

Clause                                                              Page No

1.       INTERPRETATION                                                   1

2.       SALE AND PURCHASE OF SHARES                                      9

3.       CONDITIONS                                                      10

4.       PRE-COMPLETION                                                  12

5.       CONSIDERATION                                                   16

6.       COMPLETION                                                      16

7.       RETENTION AND NET ASSET ADJUSTMENT                              19

8.       WARRANTIES                                                      21

9.       LIMITATION ON CLAIMS                                            24

10.      RESTRICTIVE COVENANTS                                           29

11.      ANNOUNCEMENTS                                                   30

12.      FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION               30

13.      INTEREST                                                        30

14.      CONTINUING OBLIGATIONS AND ASSIGNMENT                           31

15.      COSTS                                                           31

16.      NOTICES                                                         32

17.      AGENT FOR SERVICE                                               34

18.      SEVERABILITY AND SUSPENSION OF RESTRICTIONS                     34

19.      ENTIRE AGREEMENT AND VARIATION                                  35

20.      GENERAL PROVISIONS                                              35

21.      RELEASE BY THE SELLERS                                          37

22.      GUARANTEE                                                       37

23.      GOVERNING LAW AND JURISDICTION                                  38

24.      EXCLUSIVITY                                                     39

25.      WARRANTHOLDERS                                                  39

         1.       The Sellers and the Shares                             41

         2.       The Company and the Subsidiary Undertakings            44

         3.       The Properties                                         45

         4.       Non-Tax Warranties                                     46

         5.       Tax Covenant and Tax Warranties                        47

         6.       Net Asset Statement                                    48




DOCUMENTS IN THE AGREED TERMS

Loan Note Instrument
Loan Notes
Letter of Credit supporting the Loan Notes
Powers of attorney
Legal Opinion
Deeds of Release
Letters of Resignation
Retention Account Letter of Instruction
Termination Agreement
Indemnities for lost share certificates

                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made on   28 February  2002


BETWEEN:

(1)      The  persons  whose  names  and  addresses  are set out in  column 1 of
         Schedule 1 (the "Sellers");

(2) Right Associates Limited a company registered in England and Wales under number 02017288 whose registered office is at Savannah House, 11-12 Charles II Street, London SW1 4QU (the "Purchaser");

(3) Right Management Consultants, Inc a company incorporated in the Commonwealth of Pennsylvania whose principal office is at 1818 Market Street, 33rd Floor, Philadelphia, Pennsylvania 19103 USA (the "Guarantor"); and

(4) Atlas Group Holdings Limited, whose details are set out in Recital A below.

RECITALS:

(A) Atlas Group Holdings Limited is a company registered in England under number 3687653 whose registered office is at New Zealand House, 80 Haymarket, London SW1Y 4TE (the "Company"). Further particulars of the Company and of each of the Subsidiary Undertakings of the Company are set out in Schedule 2.

(B) The Sellers have agreed to sell and the Purchaser has agreed to purchase all of the Shares on and subject to the terms of this Agreement.

(C) In consideration of each of the Sellers entering into this Agreement, the Guarantor has agreed to guarantee the obligations of the Purchaser under this Agreement.

IT IS AGREED:

1.       INTERPRETATION

1.1      In this Agreement (including its Recitals and Schedules):

         "3i Loan" the loan made by the 3i Investors (as defined in the Supplemental Investment Agreement) to the Company pursuant to the terms of the Supplemental Investment Agreement;

         "3i Representative" has the meaning given to it in clause 16.4;

         "3i Sellers" means 3i Group plc, 3i Parallel Ventures LP and 3i UKIP II LP;

         "Atlas 2001 Accounts" means the audited consolidated balance sheet and profit and loss account of the Company, as at and for the period ended on the Balance Sheet Date, in each case including all notes, reports, statements and other documents annexed to them, whether or not pursuant to any legal requirement, in the form annexed to the Disclosure Letter;

         "Balance Sheet Date" means 31 December 2001;

         "Bank of Scotland" means The Governor and Company of the Bank of Scotland;

         "Business Day" means any day (except any Saturday or Sunday) on which banks in the City of London and the City of New York are open for business;

         "CAI" means Credit Agricole Indosuez in its capacity as Security Trustee under the Common Terms Agreement;

         "CCG" means Coutts Consulting Group Limited, a company registered in England and Wales under number 1737893, further details of which are set out in Schedule 2;

         "Commitment Letter" has meaning given in clause 3.1(f);

         "Common Terms Agreement" means the common terms agreement relating to the Senior Facilities Agreement, the Mezzanine Facility Agreement and Junior Mezzanine Facility Agreement dated 26 February 1999 as amended and restated on 22 April 1999 between the Company (1) Credit Agricole Indosuez and The Governor and Company of the Bank of Scotland as Senior Arrangers (2) The Banks and Financial Institutions whose names and addresses are set out in Schedule 1 of the Senior Facilities Agreement as Senior Lenders (3) The Governor and Company of the Bank of Scotland as Ancillary Facilities Bank (4) The Governor and Company of the Bank of Scotland as the Hedge Counterparty (5) Credit Agricole Indosuez as the Senior Agent (6) Credit Agricole Indosuez and The Governor and Company of the Bank of Scotland as the Mezzanine Arrangers (7) The Financial Institutions whose names and addresses are set out in
         Schedule 1 of the Mezzanine Facility Agreement as Mezzanine Lenders (8) Credit Agricole Indosuez as Mezzanine Agent (9) Credit Agricole Indosuez as Junior Mezzanine Agent (10) and Credit Agricole Indosuez as the Security Trustee (11) as varied, amended or restated from time to time;

         "Company" has the meaning given in Recital (A);

         "Completion" means completion of the sale and purchase of the Shares pursuant to this Agreement;

         "Completion Date" means 22 March 2002 or such other date as the Purchaser and the 3i Representative may agree in writing being no later than 28 March 2002;

         "Completion Date Indebtedness" means the aggregate of all external financial debt of the Group as at the Completion Date (including without limitation, interest accrued up to the Completion Date and any fees, charges, costs and expenses payable) under the Facilities Documents, the Investment Agreements and the 3i Loan but excluding hire purchase, operating and finance lease arrangements as at the Completion Date;

         "Connected" has the meaning attributed to it by section 839 ICTA 1988;

         "Consideration" means the aggregate consideration for the Shares payable by the Purchaser to the Sellers in accordance with clause 5;

         "Disclosure Letter" means the letter of the same date as this Agreement from the Managers to the Purchaser referred to in clause 8.2;

         "Effective Date" is the close of business on 28 February 2002;

         "Effective Date Indebtedness" means the aggregate of all external financial debt of the Group as at the Effective Date (including without limitation, interest accrued up to the Effective Date and any fees, charges, costs and expenses payable) under the Facilities Documents, the Investment Agreements and the 3i Loan but including the sums due under clause 6.2 to 3i plc and 3i Group plc up to the Completion Date (but excluding hire purchase, operating and finance lease arrangements as at the Effective Date);

         "Estimated Completion Date Indebtedness" means(pound)31,857,000;

         "Estimated Effective Date Indebtedness" means(pound)31,337,957.07;

         "Exchange Rate" means the closing mid-market spot rate of exchange in London for the conversion of the relevant currency into Pounds Sterling quoted as the "Closing Mid Point" on the Completion Date or, if that is not a Business Day, the Business Day immediately preceding that day for Pounds Sterling against the relevant foreign currency as shown in the London edition of The Financial Times;

         "Expected Net Assets" means(pound)0.5 million negative;

         "Facilities Documents" means the Senior Facilities Agreement, the Mezzanine Facilities Agreement, the Junior Mezzanine Facilities Agreement (and includes the Senior Credit Documents, the Mezzanine Credit Documents and the Junior Mezzanine Credit Documents as defined in each of the foregoing respectively) and the Common Terms Agreement;

         "Governmental Entity" means, in relation to anywhere in the world, any supra-national, national, state, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Commission;

         "Group" means the Company and the Subsidiary Undertakings, and "Group member" shall be construed accordingly;

         "ICTA 1988" means the Income and Corporation Taxes Act 1988;

         "Independent Accountants" means one of the five largest firms of chartered accountants in the United Kingdom to be appointed jointly by the Purchaser, the 3i Representative and the Managers' Representative or, if they fail to agree an appointee within five Business Days of the Purchaser, the 3i Representative or the Managers' Representative first proposing such a person by notice to the others, to be appointed on the application of the Purchaser, the 3i Representative or the Managers' Representative by the president or the other senior officer for the time being of the Institute of Chartered Accountants in England and Wales;

         "Initial Investment Agreement" the investment agreement between the Company (1), the Promoters (as defined therein) (2), 3i plc (3), 3i Group plc (4), 3i Parallel Ventures LP (5) and 3i UKIP II LP dated 26 February 1999;

         "Intellectual Property" means patents, trade marks or names whether or not registered or capable of registration, business names, registered designs, design rights, copyrights, database rights, the right to apply for registrations of and applications to register any of the preceding items, together with the rights in inventions, processes, software, know-how, trade or business secrets, confidential information or any process or other similar right or asset capable of protection enjoyed, owned, used or licensed by any Group member in any relevant country, and rights in the nature of unfair competition rights and rights to sue for passing off, in each case wherever in the world enforceable;

         "Investment Agreements" the Initial Investment Agreement and the Supplemental Investment Agreement;

         "Junior Mezzanine Facility Agreement" means the junior mezzanine facility agreement dated 26 February 1999 between the Company (1) Credit Agricole Indosuez and The Governor and Company of the Bank of Scotland as the Junior Mezzanine Arrangers (2) The Banks and Financial Institutions whose names and addresses are set out in Schedule 1 thereto (3) and Credit Agricole Indosuez (as the Junior Mezzanine Agent) (4) as varied, amended or restated from time to time;

         "Loan Note Instrument" means the instrument to be executed by the Purchaser constituting the Loan Notes in the agreed terms;

         "Loan Notes" means the loan notes in the agreed terms to be issued by the Purchaser to the Managers pursuant to clause 6.3(d) including the form of letter of credit to support the Loan Notes in substantially the agreed terms;

         "Management Accounts" means the management accounts of the Group covering the period 1 January 2002 to 28 February 2002;

         "Managers" means Stephen Johnson, Andrew McRae, Paul Charlesworth, Jean-Luc Buridans and Adrian Burn;

         "Managers' Representative" means the representative of the Managers appointed pursuant to clause 16.3;

         "Material Adverse Change" means an act, event or circumstance which occurs in the period between the date hereof and Completion where a Group member suffers an adverse effect which materially reduces the value of the Group as a whole.

         In arriving at a determination of the value of the Group for the purposes of determining whether a Material Adverse Change has occurred regard shall be had to the manner by which the purchase price for the Shares has been agreed by the parties.

         For the purposes of determining whether such an act, event or circumstance has occurred, any act, event or other circumstance arising from any of the following shall not be taken into account and shall be excluded:

         (a) any seasonal or cyclical effect on the Group's business (not specific to the business) or the industry in which the Group operates (the "Industry") consistent with previous experience in the business of the Industry (provided that such event or change does not adversely affect the Group in a disproportionate manner when compared to other companies carrying on business in the Industry);

         (b) the occurrence or continuance of any material disruption or material adverse change in the financial, banking or capital markets (provided that such event or change does not adversely affect the Group in a disproportionate manner when compared to other companies carrying on business in the Industry);

         (c) any economic, political, regulatory or other circumstances which are not specific to the Group and which are outside the reasonable control of the Group (provided that such event or change does not adversely affect the Group in a disproportionate manner when compared to other companies carrying on business in the Industry); and

         (d) any event or change generally affecting the Industry, including general economic or financial conditions in the Industry, (provided that such event or change does not adversely affect the Group in a disproportionate manner when compared to other companies carrying on business in the Industry);

         "Material Contracts" has the meaning given in clause H.7 of Schedule 4;

         "Mezzanine Facility Agreement" means the mezzanine facility agreement dated 26 February 1999 between the Company (1) Credit Agricole Indosuez and The Governor and Company of the Bank of Scotland as the Mezzanine Arrangers (2) The Banks and Financial Institutions whose names and addresses are set out in Schedule 1 thereto (3) and Credit Agricole Indosuez as Mezzanine Agent (4) as varied, amended or restated from time to time;

         "Net Asset Statement" has the meaning set out in Schedule 6, Part A, paragraph 1;

         "Net Assets" means the net assets of the Group as at the Effective Date as set out in Part B of Schedule 6 next to the title "Adjusted Net Assets"; "Net Cash Schedule" has the meaning given in clause 4.2(b);

         "Non-Tax Warranties" means those warranties set out in Schedule 4 and in clauses 8.12 and 8.13;

         "Non-Tax Warranty Claim" means any claim for breach of any Non-Tax Warranties;

         "Principal  Group  Members" has the meaning  given in clause  H.8(a) of
         Schedule 4;

         "Proceedings" means any proceedings, suit, or action arising out of or in connection with this Agreement;

         "Properties" means the properties occupied by Group members in the UK, France, Canada and Japan as described in Schedule 3;

         "Purchaser's Auditors" means such firm of chartered accountants as the Purchaser may appoint from time to time for the purposes of Schedule 6;

         "Purchaser's   Group"   means   the   Guarantor   and  its   Subsidiary
         Undertakings;

         "Purchaser's Solicitors" means Baker & McKenzie of 100 New Bridge Street, London EC4V 6JA;

         "PVML" means Parallel Ventures Managers Limited, being one of the Sellers in its capacity as administrator of the Parallel Ventures (No.2) Co-Investment Plan;

         "Respective Proportions" means (in relation to the Sellers) the proportions in which they receive the Consideration as set out in
         Schedule 1 column 3;

         "Restricted Area" means:

         (a) the United Kingdom, Belgium, Canada, France, Germany, Italy, Japan, Luxembourg, the Netherlands, the Republic of Ireland, Spain and Switzerland (in the case of Stephen Johnson, Andrew McRae and Adrian Burn);

         (b)      the United Kingdom (in the case of Paul Charlesworth); or

         (c)      France (in the case of Jean-Luc Buridans);

         "Restricted Business" means the businesses of the Group carried on at the Completion Date save in respect of Adrian Burn where in each circumstance Restricted Business shall mean the businesses of any company whose principal activities are the provision of outplacement services;

         "Restricted Period" means a period commencing on the Completion Date and ending on the second anniversary of the Completion Date;

         "Retention" means, in respect of the Sellers who are not Managers and Jean-Luc Buridans, the cash amount of (pound)1,802,895.00 and in respect of the Managers (but excluding Jean-Luc Buridans) a nominal amount of (pound)197,105 of the Loan Notes in each case in the amounts set out in Schedule 1, column 6, to be retained from the Consideration and dealt with in accordance with the provisions of clause 7;

         "Retention Account" means the bank account referred to in clause 7.1;

         "Retention Account Letter of Instruction" means the retention account letter of instruction in the agreed terms;

         "Sellers' Auditors" means Deloitte & Touche of Hill House, 1 Little New Street, London EC4A 3TR;

         "Sellers' Solicitors" means Lovells of 65 Holborn Viaduct, London EC1A 2DY;

         "Senior Employee" has the meaning given to it in clause 4.5(l);

         "Senior Facilities Agreement" means the facilities agreement dated 26 February 1999 between the Company (1) Credit Agricole Indosuez and The Governor and Company of the Bank of Scotland as Senior Arrangers (2) The Banks and Financial Institutions whose names and addresses are set out in Schedule 1 thereto (3) The Governor and Company of the Bank of Scotland as Ancillary Facilities Bank (4) and Credit Agricole Indosuez as the Senior Agent (5) as varied, amended or restated from time to time;

         "Shares" means the issued shares in the capital of the Company described in Schedule 1, being the entire issued share capital of the Company;

         "Subsidiary Undertakings" means the subsidiary undertakings in respect of which the Company is a parent undertaking, full details of each of which are set out in Schedule 2 and "Subsidiaries" shall be construed accordingly;

         "Supplemental Investment Agreement" the supplemental investment agreement between the Company (1), the Promoters (as defined therein)
         (2), 3i plc (3), 3i Group plc (4), 3i Parallel Ventures LP (5) and 3i UKIP II LP dated 6 April 1999;

         "Tax Covenant" means the covenant set out in Schedule 5, Part A;

         "Tax Disclosure Letter" means Part two of the Disclosure Letter;

         "Tax Warranties" means those warranties set out in Schedule 5, Part B;

         "Taxation" has the meaning ascribed to it in paragraph 1 of Schedule 5 and "Tax" shall be construed accordingly;

         "UK Group Members" means the Company, Coutts Consulting Limited, Coutts Consultants Limited, Coutts PDC Limited and Corecare Limited;

         "Warrantholders" means CAI and the Bank of Scotland;

         "Warrantholders' Representatives" means Mr Ken Penton of CAI and Sarah McGaw of Bank of Scotland;

         "Warranties" means the Non-Tax Warranties and the Tax Warranties; and

         "Warranty Claim" means any claim for breach of any of the Warranties.

1.2      In this Agreement, unless the context otherwise requires:

         (a) references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

         (b) references to any party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

         (c) references to Recitals, clauses and Schedules and sub divisions of them are references to the Recitals and clauses of, and Schedules to, this Agreement and sub divisions of them respectively;

         (d) references to any enactment include references to such enactment as re-enacted, amended or extended whether before, on or (in the case only of re-enactment or consolidation without substantive amendment) after the date of this Agreement and any subordinate legislation made from time to time under it (except to the extent that any re-enactment amendment or extension would increase the liability of any party under this Agreement);

         (e) references to a "person" include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

         (f)      references  to  the  one  gender  include  all  genders,   and
                  references to the singular include the plural and vice versa;

         (g) any reference to indemnifying any person against any circumstance includes indemnifying and holding that person harmless from all actions, claims, demands and proceedings of any nature from time to time made against that person and all losses, damages, payments, awards, costs or expenses made, suffered or incurred by that person as a consequence of, or which would not have arisen but for, that circumstance;

         (h) where any statement is qualified by the expression "so far as the Managers are aware" or "to the best of the Managers' knowledge and belief" or any similar expression it shall be deemed to include an additional statement that it has been made after due and careful enquiry;

         (i) headings are inserted for convenience only and shall be ignored in construing this Agreement; and

         (j) the words "company", "subsidiary", "subsidiary undertaking" and "parent company" have the meanings given to them by the Companies Act 1985 as amended by the Companies Act 1989.

1.3      The Recitals and Schedules to this Agreement form part of it.

1.4      The  Company is a party to this  Agreement  for the  purposes of clause
         15.2 only .

1.5 Any reference in this Agreement to a document being "in the agreed terms" is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.       SALE AND PURCHASE OF SHARES

2.1 On and subject to the terms of this Agreement, each Seller shall sell with full title guarantee the Shares set opposite its name in Schedule 1 and the Purchaser shall purchase all the Shares on and with effect from Completion, in each case free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which are now, or at any time hereafter may become, attached to them (including without limitation the right to receive all dividends and distributions declared, made or paid on or after Completion).

2.2 Each Seller agrees that it and its nominees hereby waive any rights which may have been conferred on them under the articles of association of the Company or otherwise or in any other way to have any of the Shares offered to them for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.       CONDITIONS

3.1      Completion is conditional upon:

         (a) in relation to the Irish Mergers and Monopolies (Control) Act 1978 (as amended) (the "Act"):

                  (i) the receipt by one or more parties of a statement in writing by the Minister indicating that she has decided not to make an order under section 9 of the Act in relation to the transaction;

                  (ii) in the event of a conditional order having been made under section 9 of the Act by the Minister, the Purchaser and the 3i Representative being satisfied with the conditions of that order and the conditions of that order having been complied with in full; or

                  (iii) the relevant period specified in section 6(1) of the Act having elapsed without the Minister having made an order under section 9 of the Act in relation to the transaction;

         (b) the Sellers (other than the Managers and PVML) so far as they are able in their capacity as shareholders in the Company and the Managers not having failed in any respect to comply with their obligations under clauses 4.1(b), 4.2(a), 4.4(a), (b),
                  (c), (d), (g), (k) (o) or (s), or if having so failed, not thereafter and upon reasonable written notice failing to remedy any such failure to the Purchaser's reasonable satisfaction PROVIDED THAT this condition shall only be treated as not having been satisfied if the consequences of any such failure are material in the context of the sale of the Shares;

         (c) Warranties N.1 to N.8 (inclusive) in Schedule 4 and the warranties set out in clause 8.11 remaining true and accurate at Completion (subject to the contents of the Disclosure Letter) as if repeated at Completion;

         (d) no temporary restraining order, preliminary or permanent injunction or other order issued by a Governmental Entity of competent jurisdiction being in effect which has the effect of making the sale of the Shares contemplated by this Agreement illegal or otherwise prohibiting its consummation;

         (e)      there being no Material Adverse Change;

         (f)      the  satisfaction  or waiver of all the  conditions  precedent
                  (other than any condition precedent as to this Agreement becoming unconditional) to the draw down of funds by the Guarantor set out in the commitment letter dated 26 February 2002 from First Union National Bank and First Union Securities Inc. to the Guarantor (the "Commitment Letter"); and

         (g) there being no pending or, to the actual knowledge of the Purchaser, the 3i Representative or the Managers' Representative, threatened claim, action, investigation or proceeding seeking to restrain or prohibit the sale of Shares contemplated by this Agreement where in the opinion of a Queen's Counsel of at least 10 years call (or where the relevant law is not English law, another reputable lawyer) with relevant expertise there is a reasonable basis for such a claim, action, investigation or proceeding.

3.2 Without prejudice to the foregoing, each of the Managers and the Purchaser agrees that it shall use its reasonable endeavours (and the Managers shall procure so far as they are able that the Company and each other Group member shall) upon a request from the other, promptly co-operate with and provide all necessary information reasonably required by the other or by the relevant authority or agency in respect of all requests and enquiries in connection with this Agreement and the arrangements relating thereto from any such authority or agency for the purposes of satisfying the conditions set out in clause 3.1(a).

3.3 Without prejudice to the foregoing, the Purchaser agrees that it shall use its best efforts to procure that the condition set out in clause 3.1(f) is satisfied.

3.4 If all the conditions specified in clause 3.1 have not been satisfied or have not been waived by the Purchaser and the 3i Representative, in the case of clauses 3.1(a), (d) and (g), or by the Purchaser in the case of clauses 3.1(b), (c), (e) and (f) by 12 noon (UK time) on Thursday 28 March 2002, then:

         (a) this Agreement shall terminate and have no further effect (subject only to clauses 11 (Announcements), 15 (Costs) 23 (Governing law and jurisdiction) and 25 (Warrantholders) which shall continue in force; and

         (b) subject to those provisions referred to in (a) above surviving in force and further subject to any liability which may arise from any breach of the obligations contained in this Agreement prior to termination, the parties shall be released from all liabilities and obligations hereunder.

4.       PRE-COMPLETION

4.1      On or prior to the date of this Agreement:

         (a) the Guarantor shall deliver to the Sellers, in the agreed terms, a written legal opinion from Fox Rothschild, O'Brien & Frankel LLP addressed to the parties to this Agreement; and

         (b)      the  Managers   shall  procure  that  a  schedule   containing
                  statements from Bank of Scotland, CAI and each of the 3i Sellers detailing:

                  (i)      the Estimated Effective Date Indebtedness; and

                  (ii) the Estimated Completion Date Indebtedness of each Group member which is estimated as the amount required to be discharged by the Company prior to the delivery of the deeds of release in accordance with clause 6.4(d) is delivered to the Purchaser.

4.2      Pending Completion, the Managers shall procure that:

         (a) a schedule containing redemption statements from Bank of Scotland, CAI and each of the 3i Sellers confirming:

                  (i)      the actual amount of the Effective Date Indebtedness;
                           and

                  (ii) the actual amount of the Completion Date Indebtedness of each Group member required to be discharged by the Company prior to delivery of the deeds of release in accordance with clause 6.4(d).

                  is delivered to the Purchaser by 9:30 a.m. (UK time) on the Business Day of Completion;

         (b)      a schedule, including:

                  (i) bank statements of each UK Group Member together with a reconciliation of these figures as at the Effective Date, detailing the aggregate amount of cash of the UK Group Members (as shown in the cash book balance in the nominal ledger of each UK Group Member as at the Effective Date) less any overdraft granted pursuant to the Facilities Documents excluding cash held in the "Dissenters' Accounts" at Lloyds TSB Bank plc; and

                  (ii) bank statements of each Group Member (other than the UK Group Members) together with a reconciliation of these figures as at the Effective Date, detailing the amount of cash of each Group Member (as shown in the cash book balance in the nominal ledger of each such Group Member).

                  is delivered to the Purchaser by 12 noon (UK time) on the Business Day before the Completion Date (the "Net Cash Schedule"); and

         (c) the Company and each Group member will carry on business in the ordinary and usual course and, without the consent in writing of the Purchaser, will not do anything which is not of a routine unimportant nature.

4.3      (a)      If the amounts of the Estimated  Effective  Date  Indebtedness and of the actual  amount of the Effective  Date  Indebtedness
                  (as established by the statements delivered pursuant to clauses 4.1(b) and 4.2(a)) differ, the following provisions of this clause shall apply so as to effect an adjustment to the Consideration payable by the Purchaser at Completion.

         (b) If the amount of the Estimated Effective Date Indebtedness is more than the actual amount of the Effective Date Indebtedness then the amount of the Consideration to be paid by the Purchaser to the Sellers pursuant to clause 6.3(d) shall be increased by the amount of such difference, such payment to be shared between the Sellers in the proportions set out in
                  Schedule 1, column 3.

         (c) If the amount of the Estimated Effective Date Indebtedness is less than the actual amount of the Effective Date Indebtedness then the amount of the Consideration to be paid by the Purchaser to the Sellers pursuant to clause 6.3(d) shall be reduced by the amount of such difference, such reduction to be shared between the Sellers in the proportions set out in
                  Schedule 1, column 3.

         (d) The aggregate amount of the cash of the Group as set out in the Net Cash Schedule (if positive) shall be paid by the Purchaser to the Sellers as an additional amount of Consideration such payment to be shared between the Sellers in the proportions set out in Schedule 1, column 3.

4.4 Without prejudice to the provisions of clause 4.2(c), pending Completion, the Sellers (other than PVML and the Managers) so far as they are able in their capacity as shareholders in the Company and the Managers shall procure so far as they are able that none of the following matters will occur or be undertaken without the prior written consent of the Purchaser:

         (a) the modification of any of the rights attached to any shares in any Group member or the creation or issue of any shares or the grant or agreement to grant any option over any shares or uncalled capital of any Group member or the issue by any Group member of any obligations convertible into shares;

         (b) the capitalisation or repayment of any amount standing to the credit of any reserve of any Group member or the redemption or purchase of any shares or any other reorganisation of the share capital of any Group member;

         (c) the admission of any person (howsoever occurring) as a member of any Group member or the transfer or approval of the transfer of any Shares;

         (d) the sale or disposal of any asset with a value in excess of(pound)50,000 (otherwise than in the ordinary course of business) or the shares of any Group member;

         (e) the passing of any resolution by the members of any Group member, including any alteration to the Memorandum or Articles of Association or equivalent constitutional documents of any Group member;

         (f) the giving by any Group member of any guarantee or indemnity other than in the ordinary course of business;

         (g) the acquisition by any Group member of any shares of any other company or the participation by any Group member in any partnership, consortium, association or joint venture;

         (h) the creation or issue or allowing to come into being of any mortgage, charge or other security interest upon or over any part of the property or assets or uncalled capital of any Group member or the creation or issue of any debenture or debenture stock;

         (i) the appointment of any person as a director of any Group member;

         (j) the entry by any Group member into any capital commitment in a sum in excess of(pound)25,000 (whether by way of purchase, lease, hire purchase or otherwise);

         (k) any Group member making any material change in the nature, scope or organisation of its business;

         (l) any Group member employing or engaging, or making any offer of employment or engagement to, any employee or consultant whose annual remuneration or fees would be likely to exceed (pound)50,000 (a "Senior Employee") or making any material changes (whether immediate, conditional or prospective) in the terms of employment (including, without limitation, in the amount or basis of the emoluments or benefits) of any of its Senior Employees or in any arrangements with its consultants;

         (m) any Group member entering into any agreement or arrangement with any trade union, works council, staff association or other employee representative body in respect of any of its employees or directors, outside the ordinary course of its business;

         (n) any Group member granting or entering into any licence, franchise or other agreement or arrangement concerning any part of its name, trading names or know-how;

         (o) any Group member entering into transaction with any Seller or any of its Connected persons other than on arm's length terms and for full and proper consideration;

         (p) any Group member entering into, modifying or terminating any contract with a value in excess of(pound)250,000;

         (q) subject to clause 4.7, no Group Member will institute, settle or agree any legal proceedings (other than in relation to routine debt collection);

         (r) no Group Member will enter into, effect or vary any claim, disclaimer, surrender, election or consent of a material nature for tax purposes; and

         (s) the Company will not declare or make any dividend or other distribution to the Sellers (including any dividend accrued since 1 January 2002) and no other amounts shall be paid (either in cash or in kind) by any Group member to any Seller or any person Connected with any Seller, except pursuant to any agreement in existence at the date hereof which is disclosed in this Agreement or in the Disclosure Letter.

4.5      The Managers undertake to procure that, pending Completion:

         (a) the Purchaser and its agents and professional advisers will, upon reasonable notice and during normal working hours, be allowed access to, and, where reasonably practicable, to take copies of (at the expense of the Purchaser), the books and records of or relating in whole or in part to the Group, subject to such access not materially interfering with the carrying on of the business of the Group; and

         (b) the Purchaser is notified as soon as reasonably practicable of any written notice, demand, citation or other communication received by any Group member from any third party (including any relevant authority or agency), in each case which is material to the operation of the business of the Group as a whole.

4.6 The Managers will procure, so far as they are able, that each of CCG and Coutts Career Consultants Japan Limited ("CCCJ") will suspend its current litigation against Henry Kawakami in the period from the date of this Agreement until Completion provided that such suspension is without prejudice to CCCJ's claim.

4.7 Each of the Company (for itself and on behalf of its other Group members) and the Purchaser (for itself and on behalf of the other members of the Purchaser's Group) agrees that pending Completion it will not canvass or solicit existing customers or clients of the Purchaser's Group or the Group (as the case may be) using the confidential information that has been obtained during the negotiations leading up to signing of the this Agreement.

5.       CONSIDERATION

5.1 The price payable to the Sellers by the Purchaser for the Shares shall be the sum of (pound)40,170,042.93 which shall be satisfied on Completion by the issue of the Loan Notes and payment of the balance in cash, both in accordance with the provisions of clause 6.3 and subject to any adjustments to be made in accordance with clauses 4.3 and 7.

5.2 As between themselves, the Sellers shall be entitled to the Consideration and any further payment to the Sellers as is provided for under clause 7 in the proportions set out in column 3 of Schedule 1 in each case in cash or in loan notes as set out in columns 4 and 5 in
         Schedule 1, subject , in the case of all Sellers, other than the Managers (excluding Jean-Luc Buridans) for this purpose, to their relevant respective entitlements to cash as indicated in column 6 of
         Schedule 1 amounting to (pound)1,802,895 in total being deposited in the Retention Account in accordance with clause 6.3(c) and then dealt with in accordance with clause 7. The Sellers shall be severally liable to make any payment to the Purchaser under clause 7.

6.       COMPLETION

6.1 Subject to the provisions of this clause and the satisfaction or waiver of all the conditions specified in clause 3.1, Completion shall take place at the offices of the Sellers' Solicitors on the Completion Date or at such other place and/or on such other date as may be agreed by the Purchaser, the 3i Representative and the Managers Representative.

6.2 On Completion, the Purchaser shall procure that to the extent that it has been included in the Effective Date Indebtedness and so far as the same shall not have already been done:

         (a) all monitoring fees due to 3i plc from the Company under the Investment Agreements are paid up to date to 3i Group plc (on behalf of 3i plc); and

         (b) all sums due in respect of 3i Group plc's special director pursuant to the Investment Agreements are paid up to date to 3i Group plc (on behalf of 3i plc).

6.3      On Completion the Purchaser shall:

         (a) procure repayment by the Company and/or the Subsidiaries of the Completion Date Indebtedness;

         (b) procure the payment by the Company of(pound)325,000 plus VAT to Adrian Burn;

         (c)      pay the cash  element  of the  Retention  into  the  Retention
                  Account;

         (d) pay the remainder of the Consideration and any additional amount of Consideration payable pursuant to the provisions of clauses 4.3(b) and 4.3(d) together with interest at the rate of 2 per cent per annum over the base lending rate of Barclays Bank PLC from time to time, calculated on the sum referred to in clause 5.1 after adjustment in accordance with clause 4.3 on a daily basis for the period from and including 1 March 2002 up to but not including the Completion Date (provided that the Consideration is paid in cleared funds on that date and if it is not so paid, then interest shall be calculated to include the Completion Date):

                  (i) 90.146% in cash into the client account of the Sellers' Solicitors PO Box 544 at Barclays Bank plc, 54 Lombard Street, London EC3 9EX, account number 10610984 and sort code 20-00-00, to be held on behalf of each of the Sellers as set out in Schedule 1;

                  (ii) 9.854% by the issue of the Loan Notes to the Managers in the amounts specified by column 5 of Schedule 1; and

         (e) deliver to the Sellers' Solicitors certified copies of the Loan Note Instrument together with certificates in favour of each of the relevant Managers for that number of Loan Notes determined in accordance with clause 6.3(d)(ii) together with the agreed form Letter of Credit in favour of each Manager.

6.4 On Completion each Seller (in the case of clauses 6.4(a) and 6.4(b)) and the Managers (in the case of clauses 6.4(c)-(g) inclusive) shall subject to the Purchaser's compliance with clause 6.3 cause to be delivered to the Purchaser at the offices of the Sellers' Solicitors or at the registered office of the relevant Group member (in respect of clause 6.4 (g)):

         (a) a duly executed transfer of the Shares set opposite the relevant Seller's name in Schedule 1 by the registered holder thereof in favour of the Purchaser (or as it may direct) together with the share certificates relating to such Shares (or an indemnity for a lost share certificate in the agreed terms) and such other documents (including any power of attorney under which any document required to be delivered by it under this clause has been executed and any waivers or consents) as the Purchaser may require to enable the Purchaser or its nominees to be registered as the holder of such Shares;

         (b) an irrevocable power of attorney in the agreed terms, duly executed by the holder of the Shares set against the relevant Sellers' names in column 1 of Schedule 1, in favour of the Purchaser appointing the Purchaser to be its lawful attorney in respect of such Shares;

         (c) the written resignation of Mike Pacitti (with effect from the end of the relevant board meeting referred to in clause 6.5) as an officer of the Company resigning from his office, executed as a deed in the agreed terms;

         (d) duly executed releases in the agreed terms of all mortgages, charges and debentures granted or entered into by the Company and each Group member together with, in the case of UK Group members, relative declarations of satisfaction (Forms 403A) sworn by a director of the Company and each relevant Group member respectively and in respect of non-UK Group members the relevant declaration of satisfaction following discharge of the Completion Date Indebtedness (provided that each such release delivered in respect of any such security granted in connection with the Facilities Documents shall be held to the order of CAI by the Purchaser until such time as CAI has received the Completion Date Indebtedness payable in connection with the Facilities Documents in accordance with clause 6.3(a));

         (e)      a  deed  in  the  agreed  terms   terminating  the  Investment
                  Agreements duly executed by the parties thereto;

         (f) the statutory books (duly written up to date) of the Company and its certificates of incorporation and common seals and other papers and documents of each Group Member in their possession; and

         (g) the statutory books of each Group member and its certificates of incorporation and common seals (where relevant).

6.5 On Completion, the Managers shall, subject to the Purchaser's compliance with clause 6.3, cause a board meeting of the Company to be duly convened and held and, where appropriate, cause such board or other meetings to be held or other steps as appropriate to be taken in respect of each non-UK Group member and of each UK Group member so that:

         (a) the said transfers of the Shares shall be approved for registration (subject only to the transfers being duly stamped at the cost of the Purchaser);

         (b) such persons as may be nominated by the Purchaser shall be appointed directors and secretary of the Group members (within the maximum number, if any, permitted under their respective articles of association); and

         (c) all authorities to the bankers of each Group Member shall be revoked and authority shall be given to such persons as the Purchaser may nominate to operate the bank accounts of each Group Member.

6.6 The Sellers' Solicitors are hereby irrevocably authorised by the Sellers to receive all amounts expressed to be payable to them pursuant to any provision of this Agreement and the receipt by the Sellers' Solicitors of each such amount shall be an absolute discharge to the Purchaser who shall not be concerned to see to the application of any such amount thereafter. All sums paid by or on behalf of the Purchaser to the Sellers' Solicitors for the purposes of Completion shall be held to the Purchaser's order pending Completion otherwise having occurred.

6.7 At Completion, the obligations of the parties under the Tax Covenant shall take effect.

6.8 Without prejudice to any other remedies available to the Purchaser, if in any respect the provisions of clauses 6.4(a), (b), (d), (e) and (f) (but only in respect of any failure to deliver the statutory books of the Company) are not complied with by any of the Sellers on the Completion Date, the Purchaser may:

         (a) defer Completion to a date not less than seven days and not more than 28 days after the Completion Date (and so that the provisions of this clause 6.8 shall apply to Completion as so deferred) and if in any respect the provisions of this clause 6 are not complied with by any of the Sellers at such deferred Completion, the Purchaser may rescind this Agreement; or

         (b) proceed to Completion so far as practicable (without prejudice to its rights under this Agreement).

7.       RETENTION AND NET ASSET ADJUSTMENT

7.1 The cash element of the Retention (being (pound)1,802,895) shall on Completion be paid into a designated interest-bearing account with Barclays Bank PLC, in the joint names of the Sellers' Solicitors and the Purchaser's Solicitors (the "Retention Account") and the Retention (together with interest accrued thereon) shall be applied in accordance with the provisions of this clause and the Retention Account Letter of Instruction. The instructions given to Barclays Bank PLC on the setting up of the Retention Account shall include an instruction that no sums may be released from the Retention Account at any time without the authority of the Purchaser's Solicitors and the Sellers' Solicitors.

7.2 Following Completion, the amount of the Net Assets shall be calculated as at the Effective Date in accordance with Schedule 6.

7.3      (a)      If the amount of the Net Assets is less than the  Expected Net
                  Assets  then the amount of the  difference  together  with any interest  accrued on this amount from the Effective  Date (and for these purposes interest shall be deemed to have accrued on this sum during the period from and including 1 March 2002 and up to and including the  Completion  Date at the rate of 2 per cent per annum over the base  lending  rate of  Barclays  Bank
                  PLC,  from time to time  calculated on a daily
                  basis)  shall  be paid to the  Purchaser  in  accordance  with
                  clause   7.4,   within   seven  days  of  the   agreement   or
                  determination of the value of the Net Assets.

         (b) If the value of the Net Assets is equal to zero or greater than zero, then the amount by which it is greater than zero together with any interest accrued on this amount from the Effective Date (and for these purposes interest shall be deemed to have accrued on this sum during the period from and including 1 March 2002 and up to and including the Completion Date at the rate of 2 per cent per annum over the base lending rate of Barclays Bank PLC, from time to time calculated on a daily basis) shall be paid to the Sellers' Solicitors on behalf of the Sellers in their Respective Proportions by the Purchaser within seven days of the agreement or determination of the value of the Net Assets. Such payment shall be in addition to the release of the Retention referred to in clause 7.6.

7.4 The aggregate liabilities of all Sellers specified in clause 7.3(a) shall in each case be satisfied by a combination of payment in cash of amounts standing to the credit of the Retention Account and by the cancellation of the Loan Notes held by the relevant Managers following their issue pursuant to clause 6.3(d)(ii). The liability of each Seller and the relevant combination by which such liabilities shall be settled and calculated shall be as follows:

         (a) 90.1458% of any amount payable to the Purchaser shall be satisfied in cash from the Retention Account in respect of the money otherwise payable to the 3i Sellers, PVML, the Warrantholders, The Royal Bank of Scotland Trust Company (Jersey) Limited and Jean-Luc Buridans; and

         (b) 9.8542% of any amount payable to the Purchaser being satisfied by cancellation of the relevant principal amount of the Loan Notes (including interest accrued and accruing in respect of such notes up to the date of cancellation) of the relevant
                  Managers (being each of the Managers other than Jean-Luc Buridans) in the relevant proportions of such Managers to each other as set out alongside their names in column 3 of Schedule 1 and the cancellation of each (pound)1 of principal amount of Loan Note shall extinguish (pound)1 of liability.

7.5 Pending the agreement of the Net Assets pursuant to clause 7.3, the Retention and all interest accrued thereon shall be held in the Retention Account until the Net Assets are finally settled or otherwise determined.

7.6 Following any payments required pursuant to clauses 7.3 and 7.4 the parties shall procure that the cash element of the Retention (or the balance thereof following any such payments) and all interest accrued thereon shall be forthwith released to the Sellers' Solicitors on behalf of the 3i Sellers, PVML, the Warrantholders, The Royal Bank of Scotland Trust Company (Jersey) Limited and Jean-Luc Buridans and all rights of the

         Purchaser arising under this clause 7 as exercisable hereunder and under condition 3.12 of the Instrument constituting the Loan Notes to cancel any principal amount (including interest) under the Loan Notes in respect of any liability of the relevant Managers under this clause 7 shall forthwith cease.

7.7 The Sellers and the Purchaser shall promptly give to the Sellers' Solicitors and the Purchaser's Solicitors respectively all such written instructions as shall be necessary to give effect to the provisions of this clause 7.

7.8 All payments and the cancellation of Loan Notes referred to in this clause 7 shall constitute an adjustment to the Consideration.

7.9 The liability of each Seller to make a payment to the Purchaser pursuant to this clause 7 shall be limited to and in any event shall not exceed in the case of 3i Sellers, PVML, the Warrantholders, The Royal Bank of Scotland Trust Company (Jersey) Limited and Jean-Luc Buridans that portion of the amount standing to the credit of the Retention Account from time to time which is proportionate to that Sellers' portion of the Consideration received by those Sellers and in the case of the relevant Managers the sum of (pound)197,105 which may be satisfied by the cancellation (on a (pound)1 for (pound)1 basis) of the relevant proportion for each Manager of the relevant principal amount of their Loan Notes.

7.10 The Purchaser shall not be entitled to set-off any amounts due from the Sellers against the Retention Account, other than as provided in this clause 7.

8.       WARRANTIES

8.1 The Managers hereby warrant to the Purchaser (for itself and as trustee for its successors in title):

         (a)      at the date of this Agreement that the Warranties are true;

         (b) at Completion, the Warranties set out in paragraphs A.1, B.3, C.6, C.8, C.9, D.1, N.1 to N.8 (inclusive) of Schedule 4 and the statement set out in clause 8.12 hereof will be true as if repeated at Completion;

         (c) at Completion, the statement set out in Clause 8.13 hereof will be true,

         in each case subject to clauses 8.2 and 9.

8.2 The Warranties are given subject to the matters fairly disclosed by the Disclosure Letter. Subject to clause 8.4, no other knowledge and no investigation by or on behalf of the Purchaser shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any liability in respect thereof.

8.3 The Managers acknowledge that the Purchaser has entered into this Agreement in reliance upon the Warranties and has been induced by them to enter into this Agreement.

8.4 The Purchaser warrants to the Managers that at the date hereof, neither the Purchaser nor the Guarantor is actually aware of any fact, matter or circumstance which constitutes or is reasonably likely to constitute a breach of the Warranties and to the extent that either the Purchaser or the Guarantor is so aware that any such matter actually would give rise to a claim, no claim may be made under the Warranties in respect of such fact, matter or circumstance.

8.5 Each of the Managers hereby agrees to disclose to the Purchaser in writing as soon as reasonably practicable upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement and before Completion which constitutes a breach of any of the Warranties.

8.6 The Managers shall give to the Purchaser and its solicitors and accountants all such information and documentation relating to the Company and each Group member as the Purchaser shall reasonably require before Completion to enable it to satisfy itself as to the accuracy and due of observance of the Warranties.

8.7 Each of the Warranties set out in each paragraph of Schedules 4 and 5 shall be separate and independent and shall not be limited by reference to any other paragraph of those Schedules.

8.8 The Managers agree with the Purchaser for itself and as trustee for the Group members and their respective officers and employees to waive all the rights, remedies or claims which they have or may have in respect of any misrepresentations in or omissions from any information or advice supplied or given by any Group member or their respective officers, employees or agents and on which the Managers have relied in giving the Warranties, preparing the Disclosure Letter and/or entering into this Agreement and/or the documents referred to herein. This clause shall not preclude any Manager from claiming against any other Manager under any right of contribution or indemnity to which he may be entitled.

8.9 The Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and acknowledges that, except as set out in clauses 8.1 and 8.11, none of the Sellers, the Company or any Group member or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

8.10     The Purchaser warrants to each of the Sellers that:

         (a) it has the requisite power and authority to enter into and perform this Agreement and the Tax Covenant and any documents ancillary hereto;

         (b) this Agreement and any documents ancillary hereto constitute legal and binding obligations of the Purchaser in accordance with their terms; and

         (c) the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and any documents ancillary hereto will not:

                  (i) result in a breach of any provision of the memorandum or articles of association or by laws or other constitutional documents of the Purchaser;

                  (ii) result in a breach of, or constitute a default under, any agreement or instrument to which the Purchaser is a party or by which it is bound and which is material in the context of the transactions contemplated by these agreements;

                  (iii) result in a breach of any order, judgment or decree of any court or governmental agency to which the Purchaser is a party or by which it is bound and which is material in the context of the transactions contemplated by these agreements; or

                  (iv)     require  the  Purchaser  to  obtain  any  consent  or
                           approval  of,  or give  any  notice  to or  make  any
                           registration with, any governmental or other authority which has not been obtained, given or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement); and

         (d) the Purchaser has provided to the Sellers or their advisers evidence that the cost to the Purchaser of arranging a Commitment Letter confirming debt facilities was in excess of $250,000.

8.11 Each of the Sellers in respect of itself and its Shares only (and for the avoidance of doubt, not in respect of any other Seller or Seller's Shares) severally warrant to the Purchaser that:

         (a) it has the requisite power and authority to enter into and perform this Agreement and any documents required pursuant hereto to be entered into by it;

         (b) this Agreement and any documents required pursuant hereto to be entered into by it constitute legal and binding obligations on it in accordance with their terms; and

         (c) the sale of the Shares by it under this Agreement shall be made with full title guarantee and at Completion such Shares will be free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights which are at Completion or may at any time thereafter become attached to them.

         For the avoidance of doubt, the limitations on claims set out in clause 9 (other than clause 9.3 insofar as this clause relates to the Managers only) shall not apply to any claims for breach of the warranties in this clause 8.11 but the aggregate amount for any claims against any Seller for breach of these warranties in the case of any Seller who is not a Manager shall not exceed the Consideration received by that Seller.

8.12 All current insurance policies relating to the assets and business of each Group Member have been disclosed to the Purchaser and, so far as the Managers are aware, are adequately summarised in or otherwise disclosed by the Disclosure Letter. All premiums due in respect of such policies have been paid and none of the Managers will take any action between the date of this Agreement and Completion to put any of these policies in default.

8.13 The Management Accounts have been carefully prepared on a basis consistent with the Atlas 2001 Accounts and give a materially accurate view of the assets and liabilities and profits and losses of the Group as at and to the date they were drawn up.

9.       LIMITATION ON CLAIMS

9.1 The Managers shall have no liability in respect of any breach or non-fulfilment of any of the Non-Tax Warranties unless the Purchaser has served on the Managers' Representative a written notice on or before 31 March 2003 giving such reasonable particulars of the claim as the Purchaser then has including, if capable of any quantification when notice is given, the Purchaser's then best estimate of the amount of the Managers' liability in respect thereof and has issued and served proceedings in respect thereof within six months of the date of such written notice (or, in the case of a claim against a Manager for which, at the time at which the same is notified to the Managers' Representative, in accordance with the foregoing provisions of this clause 9.1, that Manager does not have liability pursuant to clause
         9.2, within six months of the date on which the Manager does have liability for that claim for the purposes of clause 9.2 provided that proceedings are in any event issued on or before 31 March 2004).

9.2 No Non-Tax Warranty Claim shall be made unless the amount to be claimed in respect of any single Non-Tax Warranty Claim exceeds (pound)25,000 (provided that claims under the same Non-Tax Warranty in respect of similar facts and circumstances may be aggregated for these purposes) and unless the aggregate amount of all such Non-Tax Warranty Claims when aggregated with claims under the Tax Covenant and Tax Warranties exceeds (pound)250,000 PROVIDED that if such aggregate amount does exceed (pound)250,000, the Managers' liability shall not be limited to the excess and the whole amount shall be recoverable in full, subject to clauses 9.3 and 9.4.

9.3 The aggregate amount of each Manager's liability in respect of all Warranty Claims and claims under the Tax Covenant shall be limited to and in no event exceed the amount set opposite each Manager's name in column 7 of Schedule 1.

9.4 The liability of each of the Managers in respect of each Warranty Claim in respect of which they are jointly liable shall be proportionate, so that each Manager's liability shall be limited to and shall in no event exceed a sum equal to a fraction of the total liability of those Managers who are liable in respect of that Warranty Claim, where the numerator of that fraction is the amount set opposite that Manager's name in column 7 of Schedule 1 and the denominator is the aggregate amount set opposite the respective names in column 7 of Schedule 1 of all Managers who are liable in respect of that Warranty Claim.

9.5 The Purchaser and each Manager shall be entitled to set off each Managers' rights under the Loan Notes against any liability in respect of Warranty Claims and under the Tax Covenant that is agreed by the Managers or proven in a court of competent jurisdiction by the cancellation of Loan Notes (excluding interest accrued and accruing in respect of such notes up to the date of cancellation which shall remain for the benefit of the Manager and shall be paid on the next interest payment date) and the cancellation of each (pound)1 of principal amount of Loan Note shall extinguish (pound)1 of liability, save that the Managers shall have no right of set-off for claims if fraud by that Manager is established.

9.6 The Managers shall not be liable in respect of any Warranty Claim if and to the extent that the loss occasioned thereby has been recovered under an earlier Warranty Claim. The liability of the Managers under the Tax Covenant shall be reduced if and to the extent that the liability to Taxation shall have been recovered under the Warranties or under any part of the Tax Covenant (and vice versa).

9.7 The limitations on the liability of the Managers set out in this clause 9 shall not apply to any Non-Tax Warranty Claim, if the Non-Tax Warranty Claim involves any fraudulent act or fraudulent or wilful omission on the part of the Managers.

9.8 The Purchaser shall give written notice to the Managers' Representative as soon as reasonably practicable following any breach or circumstance which may give rise to a Non-Tax Warranty Claim coming to the notice of the Purchaser (but the failure of the Purchaser so to notify shall not prejudice the enforceability of any claim notice of which shall have been served within the applicable time limits specified within clause 9.1);

9.9      Clause 9.10 shall apply in circumstances where:

         (a) any claim is made against any member of the Purchaser's Group which may give rise to a Non-Tax Warranty Claim by the Purchaser against any of the Managers;

         (b) any member of the Purchaser's Group is or may be entitled to make recovery from some other person of any sum by virtue of any facts or circumstances by reference to which the Purchaser has or may have a Non-Tax Warranty Claim against any of the Managers; or

         (c) any of the Managers shall have paid to the Purchaser an amount in respect of a Non-Tax Warranty Claim and subsequent to the making of such payment any member of the Purchaser's Group becomes or shall become entitled to recover from some other person a sum which is recoverable by virtue of the facts and circumstances which gave rise to the claim, provided that, for the avoidance of doubt, the provisions of this clause 9.9 shall not apply to the claim made by Messrs Axmith and Adamson against CCG (as referred to in the Disclosure Letter) or any claim made directly in connection therewith.

9.10 The Purchaser shall and shall procure that each other member of the Purchaser's Group shall:

         (a) promptly and diligently take all such action as the Managers' Representative may reasonably request, including the institution of proceedings and the instruction of professional advisers to act on behalf of the relevant member of the Purchaser's Group, to avoid, dispute, resist, compromise, defend or appeal against any such claim against the relevant member of the Purchaser's Group as is referred to in clause 9.9(a) (other than any claim the defence of which may in the reasonable opinion of the Purchaser adversely affect the goodwill of the business of the relevant member of the Purchaser's Group) or to make such recovery as is referred to in paragraphs 9.9(b) or 9.9(c), as the case may be;

         (b) not make any admission of liability or settle or compromise any claim (other than any claim the defence of which may in the reasonable opinion of the Purchaser adversely affect the goodwill of the business of the relevant member of the Purchaser's Group) which has given or may give rise to a Non-Tax Warranty Claim against any of the Managers without the prior written consent of the Managers' Representative which consent shall not be unreasonably withheld or delayed; and

         (c) in the case of paragraph 9.9(c) only, reasonably promptly repay to the Sellers' Solicitors on behalf of the Managers an amount equal to the amount so recovered (less costs of recovery not reimbursed by the Managers and after deducting any amount of loss incurred by the Purchaser in respect of the claim not compensated by the Managers or, if lower, the amount paid by the Managers to the Purchaser,

         PROVIDED THAT the Purchaser shall give reasonable access to the Managers' Representative or his duly authorised representatives during normal working hours on reasonable notice to all relevant books of account, records and correspondence of the relevant member of the Purchaser's Group which relate to such Non-Tax Warranty Claim and permit the Managers and their representatives and advisers to ascertain or extract any relevant information therefrom and (if so requested by the Managers at their own cost) provide copies thereof and will use all its reasonable endeavours to procure that the auditors (past and present) of any relevant Group member make available their audit working papers in respect of audits of the relevant Group member's accounts for any relevant accounting period in connection with such Non-Tax Warranty Claim or potential Non-Tax Warranty Claim. The Managers' Representative agrees that all confidential information so obtained shall be kept confidential and only disclosed, on a confidential basis, to other Managers and their professional advisers.

         PROVIDED FURTHER THAT the Managers shall indemnify and hold harmless all members of the Purchaser's Group against all damages, losses, costs and expenses reasonably incurred by any of them arising from any action taken by any member of the Purchaser's Group at the request of the Managers' Representative pursuant to clause 9.10(a) or any failure to admit any liability or settle or compromise any liability or claim, as referred to in clause 9.10(b), because the Managers' Representative refused to consent to such admission, settlement or compromise.

9.11 The Managers shall not be liable in respect of a Non-Tax Warranty Claim to the extent of:

         (a) any amount which is included as a liability in or is otherwise reflected in respect of the subject matter of such Non-Tax Warranty Claim in the Net Asset Statement; or

         (b) any amount by which the valuation of any asset has been reduced to take account of the subject matter of such Non Tax Warranty Claim in the Net Asset Statement.

         If any Non-Tax Warranty Claim is made the Purchaser shall use all its reasonable endeavours to procure that the Managers and their representatives and advisers are given reasonable access to the working papers underlying the Net Asset Statement for the purposes of ascertaining whether any, and if so what, amount is applicable to the Warranty Claim for the purposes of this clause 9.11.

9.12 The Managers shall not have any liability in respect of any Non-Tax Warranty Claim to the extent that such Non-Tax Warranty Claim arises or is increased in circumstances in which the Purchaser (or any persons deriving title from it) acts or omits to act (other than an act or omission carried out pursuant to a legally binding obligation of any Group member entered into on or before Completion) outside its ordinary course of business after Completion and it or any of its directors knows that such act or omission could reasonably be expected to give rise to or increase such Non-Tax Warranty Claim and a reasonable alternative course of action was available to the Purchaser (or the person deriving title from it) which could be expected not to have given rise to such Non-Tax Warranty Claim or to a Non-Tax Warranty Claim of such amount.

9.13 Subject to the provisions of clause 14.2, the Warranties shall only be actionable by the Purchaser and no other party shall be entitled to make any Warranty Claim or take any action whatsoever against the Managers under or arising out of or in connection therewith.

9.14 The Purchaser shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.

9.15 The Purchaser shall not be entitled to claim that any fact, matter or circumstance constitutes or gives rise to a Warranty Claim if and to the extent that such fact, matter or circumstance:

         (a)      has been fairly disclosed in or pursuant to:

                  (i)      this Agreement; or

                  (ii)     the Disclosure Letter or the Tax Disclosure Letter.

9.16 The Purchaser shall not be entitled to claim that any fact, matter or circumstance constitutes or gives rise to a claim under paragraph 2 of the Tax Covenant if and to the extent that such fact, matter or circumstance has been fairly disclosed in the Tax Disclosure Letter. For the avoidance of doubt, the Purchaser shall be entitled to make a claim under paragraph 10 of the Tax Covenant notwithstanding that the fact, matter or circumstances constituting or giving rise to the claim under paragraph 10 of the Tax Covenant has been disclosed in the Tax Disclosure Letter.

9.17 The Managers shall not be liable to make any payment in respect of any Warranty Claim to the extent that the claim is based upon a liability which is contingent only or is otherwise not capable of being quantified unless and until such liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be

         PROVIDED THAT:

         (a) this clause shall not operate to avoid a claim made in respect of a contingent or unquantifiable liability within the applicable time limits specified in clause 9.1 if the requisite details of such claim have been provided before the expiry of the relevant period (even if such liability does not become an actual or quantifiable liability, as the case may be, until after the expiry of such period); and

         (b) in relation to a claim made as mentioned in paragraph 9.17(a) the time limits specified in clause 9.1 shall be deemed to be amended in respect of any such claim so as to cause any such claim to cease and determine if such claim has not become a claim in respect of an actual liability or a quantifiable liability within 12 months of the date of provision of details referred to at 9.17(a) and further if proceedings in respect of such claim have not been commenced in accordance with clause 9.1 within six months from such date on which the liability ceases to be contingent and becomes an actual liability or becomes quantifiable, as the case may be.

9.18 If the Managers pay any sum in respect of any Warranty Claim or under the Tax Covenant the amount of the Consideration paid by the Purchaser to the Managers hereunder for the Shares shall be deemed to be reduced by the amount of any such payment.

9.19 Nothing contained in this clause 9 shall limit the Purchaser's obligations at common law to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any Warranty Claim.

9.20 The Managers shall not be liable in respect of any Non-Tax Warranty Claim in respect of any matters resulting from a change of accounting policy or practice or the length of any accounting period of the Purchaser or any Group member introduced after Completion unless introduced to comply with any requirement of law which has not been properly complied with by any Group member on or prior to Completion.

10.      RESTRICTIVE COVENANTS

10.1 Each of the Managers hereby undertakes to the Purchaser that except in circumstances where, after Completion, his employment with any Group member is wrongfully terminated or he resigns because of a repudiatory breach of his service agreement of such nature as to amount to a wrongful termination of his employment he will not himself, either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor, consultant or in any other capacity, directly or indirectly through any other person, for his own benefit or that of others at any time during the Restricted Period:

         (a) engage in or carry on or be concerned or interested in any Restricted Business within the Restricted Area in competition with any Group member (other than as a holder for investment of no more than three per cent of any class of shares or securities dealt in on a recognised stock exchange);

         (b) canvass or solicit or accept orders for the supply of any goods or services substantially similar to or otherwise competing with those supplied in the normal course of the Restricted Business from any person who has been a customer of any Group member during the 12 months preceding the Completion Date, or induce or seek to induce any such person to cease being a customer of any Group member;

         (c) solicit or entice away or knowingly encourage any employee of any Group member earning (pound)50,000 per annum or above to leave the employment of that Group member (as the case may be); or

         (d) provided that no provision of this clause 10.1 shall operate to prevent any Manager from properly carrying out his duties in accordance with his respective contract of employment with any Group member.

10.2 Each of the covenants contained in clause 10.1 is entirely separate and severable and enforceable accordingly. Each of such covenants is considered fair and reasonable in all the circumstances by the parties but in the event that any such restriction shall be found to be void or ineffective but would be valid and effective if some part thereof were deleted or the duration or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

11.      ANNOUNCEMENTS

11.1 No announcement or statement or other disclosure about this Agreement or the subject matter of, or any matter referred to in, this Agreement (including the negotiations leading up to this Agreement, and the business or affairs of the Purchaser or any member of the Purchaser's Group which are not already in the public domain) shall be made or issued before, on or after Completion by or on behalf of any party without the prior written approval of the Purchaser, the 3i Representative and the Managers' Representative (such approval not to be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the making by any party (even in the absence of agreement by all the other parties) of any statement which may be required by law or regulation or called for by the requirements of the Financial Services Authority, the United States Securities and Exchange Commission or any other regulatory authority but then only to the extent so required.

12.      FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION

         Each of Sellers shall execute and deliver all such instruments and other documents and take all such actions as the Purchaser may from time to time reasonably require in order to give full effect to those provisions of this Agreement which create obligations for that particular Seller and the Purchaser shall bear or reimburse any expenditure to third parties reasonably incurred by that particular Seller in so doing.

13.      INTEREST

         If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of two per cent per annum over the base lending rate of Barclays Bank PLC from time to time, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

14.      CONTINUING OBLIGATIONS AND ASSIGNMENT

14.1 Subject to clause 14.2, each of the obligations, warranties, representations, indemnities and undertakings accepted or given by the Sellers or the Purchaser or any of them under this Agreement or any document referred to herein ("Obligations") shall continue in full force and effect notwithstanding Completion taking place and shall be binding on the respective successors, estates and personal representatives of the Sellers or the Purchaser (as the case may be).

14.2     The Purchaser shall not:

         (a) assign or purport to assign any of the rights under this Agreement (except to a member of the Purchaser's Group, save that upon the assignee ceasing to be a member of the Purchaser Group or a resolution being passed to wind up the assignee or upon the assignee receiving a final notice of dissolution (an "Event"), all such assigned rights shall immediately be assigned to a member of the Purchaser's Group within five Business Days of such Event); or

         (b) enter or purport to enter into any declaration of trust in favour of any third party in respect of any of its rights under this Agreement.

         Notwithstanding the foregoing, the Purchaser may assign such of its rights under this Agreement as relate only to Warranty Claims or claims under the Tax Covenant for collateral security purposes to any lender providing financing to the Purchaser for the acquisition of the Shares as contemplated by this Agreement, and any such lender may exercise all of the rights and remedies of the Purchaser hereunder as relate only to Warranty Claims or claims under the Tax Covenant provided that they comply with all relevant terms of the Agreement in respect of such claims and provided further that no assignee shall have any greater rights under this Agreement against the Managers than the Purchaser would have had.

14.3 On or prior to any assignment permitted pursuant to clause 14.2 other than the collateral assignment permitted thereby, the Purchaser shall procure that the assignee shall covenant in favour of the Sellers to observe and perform the obligations remaining to be fulfilled under this Agreement and in all such cases the obligations of clause 22 shall continue.

15.      COSTS

15.1 Subject to clause 15.2, each party shall pay its own costs and expenses in relation to the negotiation, preparation, and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers.

15.2     In the event that:

         (a) the conditions in clause 3.1 have been fulfilled or duly waived and the Purchaser has demonstrated to the 3i Representative and the Managers' Representative that it is able to perform all of its obligations to be performed by it on Completion, including (but without limitation) that it has the funds immediately available to it to fund the Consideration; and

         (b) the Sellers do not transfer all of their Shares to the Purchaser on the Completion Date other than due to a breach by the Purchaser of this Agreement or if this Agreement becomes frustrated, void, illegal, invalid or unenforceable under the law of any jurisdiction then, without prejudice to the parties' existing rights pursuant to this Agreement, within five Business Days following a written demand by the Purchaser, the Company shall, to the extent it may lawfully do so, pay to the Purchaser the sum of (pound)400,000.

15.3     In the event that:

         (a) the conditions in clause 3.1 have been fulfilled or duly waived and each of the Sellers have demonstrated to the Purchaser that each of them is able to perform all of its respective obligations on Completion; and

         (b) the Purchaser does not complete the purchase of the Shares on or before 28 March 2002 then within five Business Days following a written demand by the 3i Representative and the Managers' Representative, the Purchaser, to the extent it may lawfully do so, shall pay the Sellers the sum of (pound)400,000, to be divided amongst the Sellers in the proportions set out in column 3 of Schedule 1.

15.4 The Managers confirm that no expense of whatever nature relating to the sale of the Shares pursuant to this Agreement has been or is to be borne by the Company or any member of the Group.

16.      NOTICES

16.1 Any notice or other communication to be given under this Agreement shall be in writing, shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, sent by internationally recognised courier addressed to that party at such address, or sent by fax transmission to a machine situated at such address and shall if:

         (a) personally delivered, be deemed to have been received at the time of delivery;

         (b) sent by internationally recognised courier, be deemed to have been received on the second Business Day after the date of despatch; or

         (c) sent by fax transmission, be deemed to have been received upon receipt by the sender of a fax transmission report (or other appropriate evidence) that the fax has been transmitted to the addressee,

         Provided that where, in the case of delivery by hand or fax transmission, delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9 am on the next following Business Day.

16.2 For the purposes of this clause the authorised address of each of the Sellers shall be the address set out in Schedule 1 and the authorised address of the Purchaser shall be the relevant address set out at the head of this Agreement or such other address as each party may notify to the others in writing from time to time in accordance with the requirements of this clause or clause 17. Any correspondence sent to 3i Group plc, 3i Parallel Ventures II LP, 3i UKIP II LP and PVML shall be marked with the case reference number: JJD/5508081.

16.3 The Managers and all other Sellers, other than the 3i Sellers and PVML ("non-3i Sellers") hereby appoint Andrew McRae as their duly authorised agent and representative ("Managers' Representative") who may, subject to this clause 16.3, authorise the making of any request, election, proposal or consent expressed to be made on behalf of them to the other parties. Any variation, supplement, deletion or replacement of or from this Agreement pursuant to clause 19.3 may be authorised by the Manager's Representative and Warrantholders' Representatives on behalf of the non-3i Sellers. Before exercising the authority conferred on him by this clause 16.3, the Managers' Representative shall first give notice to and consult, where practicable, with the Warrantholders' Representative. The other parties shall be entitled at their sole discretion to have regard, in relation to any notice given to any
         Manager or non-3i Seller, only to notices, including requests, elections or proposals, issued by the Managers' Representative and the other parties may relay any communication from the Managers' Representative. Service of any notice or other communication on the Managers' Representative shall be deemed to constitute valid service thereof on all the Managers and service on each of the other non-3i Sellers shall be in accordance with the provisions of clauses 16.1 and
         16.2. In the event of the death or incapacity of Andrew McRae, the Managers shall notify to the Purchaser a successor to him as the Managers' Representative.

16.4 3i Group plc, 3i Parallel Ventures LP, 3i UKIP II LP and PVML hereby appoint any one of the authorised signatories of 3i Investments plc from time to time as their duly authorised agent and representative ("3i Representative") who may authorise the making of any request, election, proposal or consent expressed to be made on behalf of all or any of them to the other parties. The other parties shall be entitled at their sole discretion to have regard, in relation to any notice given by any 3i Seller and PVML (other than a Manager or a non-3i Seller) only to notices, including requests, elections or proposals, issued by the 3i Representative. Service of any notice or other communication on the 3i Representative by sending to the address of 3i Investments plc, marked with the case reference number JJD/5508081 shall be deemed to constitute valid service thereof on 3i Group plc, 3i Parallel Ventures LP, 3i UKIP II LP and (for the purposes of clauses 3, 5, 6 and 7 only) PVML.

17.      AGENT FOR SERVICE

17.1 The Purchaser irrevocably agrees that any document may be sufficiently and effectively served on it in connection with any Proceedings in England and Wales by service on its agent Baker & McKenzie, or on the replacement agent if one has been appointed and notified to the 3i Representative and the Managers' Representative.

17.2 Any document served pursuant to this clause shall be marked for the attention of:

         (a) Baker & McKenzie at 100 New Bridge Street, London EC4V 6JA (Attention: Gary Senior) or such other address within England or Wales as may be notified to the 3i Representative and the Managers' Representative by the Purchaser; or

         (b) such other person as is appointed as agent for service pursuant to clause 17.4 at the address notified pursuant to clause 17.4.

17.3 Any document addressed in accordance with clause 17.2 shall be deemed to have been duly served if left at the specified address, when it is left.

17.4 If the agent referred to in clause 17.1 (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent to accept service having an address for service in England or Wales and shall notify the 3i Representative and the Managers' Representative of the name and address of the replacement agent; failing such appointment and notification, the 3i Representative and the Managers' Representative shall be entitled by notice to the Purchaser to appoint such a replacement agent to act on the Purchaser's behalf.

17.5 A copy of any document served on an agent pursuant to this clause shall be delivered to the Purchaser at its address for the time being for the service of notices and other communications under clause 16, but no failure or delay in so doing shall prejudice the effectiveness of service of such document in accordance with the provisions of clause 17.1.

18.      SEVERABILITY AND SUSPENSION OF RESTRICTIONS

18.1 If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

18.2 If any liability of one or more but not all of the Sellers shall be or become illegal, invalid or unenforceable in any respect, such circumstances shall not affect or impair the liabilities of the other Sellers.

19.      ENTIRE AGREEMENT AND VARIATION

19.1 This Agreement (together with any documents referred to herein) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement.

19.2     Each of the parties acknowledges and agrees that:

         (a) it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in this Agreement and the documents referred to herein and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for damages for breach of contract under this Agreement and the parties shall have no right to rescind this Agreement; and

         (b) this clause 19.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

19.3 No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by the Purchaser, the Managers' Representative, the Warrantholders' Representatives and the 3i Representative on behalf of each party.

20.      GENERAL PROVISIONS

20.1     Time shall be deemed to be of the essence in this Agreement.

20.2 The Purchaser may release or compromise the liability of any of the Sellers hereunder or grant to any Seller time or other indulgence without affecting the liability of any other

         Seller hereunder with the prior consent of the 3i Representative, provided that no such consent shall be required if at the relevant time the Retention has been released in full.

20.3 Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

20.4 No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

20.5 No person other than a party or its respective successors in title may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

20.6 This Agreement (other than this clause 20.6) has no effect until it has been dated. The dating of this Agreement by the solicitors or an agent or an employee of the solicitors acting for a party who has signed and executed this Agreement as a Deed is deemed to have been authorised by that party.

20.7 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

20.8     (a)      Subject  to  clause  20.8(b)  all  obligations  on each of the
                  Sellers in this Agreement are several obligations.

         (b) The obligations on the Managers in clauses 8 and 9 and under the Tax Covenant are joint and several obligations.

20.9 Any provision of this Agreement and any other documents referred to herein which is capable of being performed after but which has not been performed at or before Completion and all Warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

20.10 The parties to this Agreement shall be entitled to all remedies as may be available to it as a matter of English law for breach of any obligations, undertakings or warranties under this Agreement, including without prejudice to the generality of the foregoing, the right to specific performance, provided that the parties have no right to rescind this Agreement except provided for pursuant to clauses 3.4 and 6.8.

21.      RELEASE BY THE SELLERS

21.1 Subject to Completion in accordance with clause 6, each of the Sellers hereby releases the Company and the other Group members from all claims, liabilities, contractual obligations and other obligations of whatsoever nature (whether actual or contingent and whether monetary debts or duties to perform) owed to them including, but without limitation, all liabilities in respect of accrued but unpaid dividends save for (i) a right to receive dividends declared after the date of this Agreement which will transfer to the Purchaser upon the sale of the Shares pursuant to this Agreement, (ii) the 3i Loan (which shall be repaid upon Completion) together with any unpaid fees referred to in clause 6.2 due and payable to the 3i Sellers (iii) the Facility Documents (until the amounts due under them are repaid upon Completion) and (iv) obligations of Group members under employment contracts with the Managers.

21.2 Clause 21.1 is given to the Purchaser for itself and as trustee for each Group member.

22.      GUARANTEE

22.1 In consideration of the Sellers entering into this Agreement with the Purchaser at the request of the Guarantor, the Guarantor hereby irrevocably and unconditionally:

         (a) guarantees to the Sellers the full, prompt and complete performance by the Purchaser of all of its obligations under this Agreement and the due and punctual payment on demand of all sums now or subsequently due and payable by the Purchaser to the Sellers under or pursuant to this Agreement; and

         (b) agrees as primary obligor to indemnify the Sellers on demand from and against any loss incurred by the Sellers as a result of any of the obligations of the Purchaser under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against the Purchaser for any reason whatsoever, whether or not known to the Sellers, the amount of such loss being the amount which the Sellers would otherwise have been entitled to recover from the Purchaser.

22.2 The guarantee contained in this clause is a continuing guarantee and shall remain in force until all the obligations of the Purchaser under this Agreement have been fully performed and all sums payable by the Purchaser have been fully paid. It is independent of every other security which the Sellers may at any time hold for the obligations of the Purchaser under this Agreement.

22.3 The obligations of the Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Guarantor from its obligations or affect such obligations, including without limitation and whether or not known to the Guarantor:

         (a) any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Purchaser or any other person;

         (b) any compromise or release of, or abstention from obtaining, perfecting or enforcing any security or other right or remedy whatsoever from or against the Purchaser or any other person;

         (c)      any  legal   limitation,   disability,   incapacity  or  other
                  circumstance  relating to the  Purchaser or any other  person;
                  and

         (d) any irregularity, unenforceability or invalidity of any obligations of the Purchaser under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of the Purchaser.

22.4 This guarantee may be enforced by the Sellers without the Sellers first taking any steps or proceedings against the Purchaser.

22.5 The Guarantor agrees that until the obligations of the Purchaser under this Agreement have been fully and completely performed and all sums payable by the Purchaser to each of the Sellers under or pursuant to this Agreement have been paid, it shall not exercise any rights which it might have by reason of the performance of its obligations under this guarantee:

         (a)      to be indemnified by the Purchaser;

         (b) to claim any contribution from any other guarantor of any Purchaser's obligations under this Agreement; and/or

         (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any of the Sellers under this Agreement or any other security taken by any of the Sellers pursuant to, or in connection with, this Agreement.

22.6 All payments to be made by the Guarantor shall be made in full without set-off or counterclaim and free and clear of and without any deduction whatsoever except to the extent required by law.

23.      GOVERNING LAW AND JURISDICTION

23.1 This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

23.2 The courts of England shall have non-exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement.

23.3 Each of the parties hereto agrees that in the event of any action between any of the parties hereto being commenced in respect of this Agreement or any matters arising under it, the process by which it is commenced (where consistent with the applicable court rules), may be served on them in accordance with clauses 16 and 17.

24.      EXCLUSIVITY

         In consideration of the mutual undertakings and obligations set out in this Agreement, the Sellers (other than PVML and the Managers) so far as they are able in their capacity as shareholders in the Company and the Managers hereby severally agree to a period of exclusivity expiring on the earlier of (a) the Completion Date and (b) 28 March 2002, during which time each of the Sellers (other than PVML and the Managers) will so far as they are able in their capacity as shareholders in the Company and the Managers will, and will procure that the Company and so far as they are able that their respective professional advisers will:

         (a) refrain from marketing the Shares or all or substantially all of the Company's assets and/or negotiating or concluding any agreement for the sale of the Shares or all or substantially all of the Company's assets with any third party, including in particular, but without limitation thereto, any party with whom the Sellers or the Company or their respective professional advisers have had discussions prior to the date of this Agreement, in each case relating to the sale of the Shares or all or substantially all of the Company's assets; and

         (b) refrain from making available to any third parties, including in particular, but without limitation thereto, any parties with whom the Sellers or the Company or their respective advisers have had discussions relating to the sale of the Shares or all or substantially all of the Company's assets prior to the date of this Agreement, any information of any nature whatsoever in relation to the sale of the Shares or all or substantially all of the assets of the Company (other than as required to facilitate the sale of Shares pursuant to this Agreement).

25.      WARRANTHOLDERS

         The Sellers (other than PVML) shall procure, so far as they are able in their capacity as shareholders in the Company, that if the Agreement is terminated in accordance with clause 3.4 then the Company shall, as soon as practicable thereafter and in any event within 30 Business Days, buyback at par from the Warrantholders all the A Ordinary Shares held by the Warrantholders and issue warrants to the Warrantholders on exactly the same terms and subject to exactly the same provisions (save as amended to reflect the re-issuing of such warrants at a later date) as the warrants issued to them by the Company pursuant to the Instruments by Way of Deed Poll dated 26 February 1999.

         Executed by the parties as a deed or under hand (as applicable) on the date stated at the head of this Agreement.

                                                                -41-

                                                             SCHEDULE 1

                                                     The Sellers and the Shares

------------------------------------------------------------------------------------------------------------------------------------
1. Names and       2. Number and class    3. Respective      4.  % of          5.  % of          6. Cash to be    7.  Maximum
   addresses of       of Shares owned        Proportion (%)     individual         individual       placed in         liability
   the Sellers        by the Sellers                            Sellers'           Sellers'         Retention         under the
                      in the Company                            Consideration      Consideration    Account or        Warranties and
                                                                to be received     to be received   maximum           Tax Covenant
                                                                at Completion      at Completion    amount of
                                                                in cash            in Loan Notes    loan notes
------------------------------------------------------------------------------------------------------------------------------------
3i Group plc           1,416,500 'A'           40.481           100                Nil          (pound)809,601.00        N/A
(through its           ordinary
nominee                shares
3i Nominees
Limited)
91 Waterloo
Road
London
SE1 8XP
------------------------------------------------------------------------------------------------------------------------------------
3i Parallel            403,702 'A'             11.537           100                Nil          (pound)230,736.00        N/A
 Ventures LP           ordinary
(through its           shares
nominee 3i
PVLP Nominees
Limited)
91 Waterloo Road
London
SE1 8XP
------------------------------------------------------------------------------------------------------------------------------------
Parallel Ventures
Managers Limited       21,248 'A'               0.607           100                Nil          (pound)12,144.30         N/A
(in its capacity       ordinary
 as administrator      shares
of the Parallel
Ventures (No.2)
Co-investment
Plan through
its nominee
3i PVLP
Nominees
Limited)
49 St James's
Street
London SW1A 1JT
------------------------------------------------------------------------------------------------------------------------------------




                                                                -42-


------------------------------------------------------------------------------------------------------------------------------------
1. Names and       2. Number and class    3. Respective      4.  % of          5.  % of          6. Cash to be    7.  Maximum
   addresses of       of Shares owned        Proportion (%)     individual         individual       placed in         liability
   the Sellers        by the Sellers                            Sellers'           Sellers'         Retention         under the
                      in the Company                            Consideration      Consideration    Account or        Warranties and
                                                                to be received     to be received   maximum           Tax Covenant
                                                                at Completion      at Completion    amount of
                                                                in cash            in Loan Notes    loan notes
------------------------------------------------------------------------------------------------------------------------------------
3i UKIP II LP          991,550 'A'             28.337           100                Nil          (pound)566,720.55        N/A
(through its           ordinary
nominee 3i             shares
UKIP II Nominees
Limited)
91 Waterloo Road
London SE1 8XP
------------------------------------------------------------------------------------------------------------------------------------
Credit Agricole
Indosuez               117,215 'A'               3.35           100                Nil          (pound)66,994.27         N/A
122 Leadenhall         ordinary
Street                 shares
London
EC3V 4HQ
------------------------------------------------------------------------------------------------------------------------------------
The Governor           66,980 'A'               1.914           100                Nil          (pound)38,282.44         N/A
and Company            ordinary
of the Bank            shares
of Scotland
The Mound
Edinburgh
EH1 1YZ
------------------------------------------------------------------------------------------------------------------------------------
The Royal
Bank of
Scotland               47,216                    1.96           100                Nil          (pound)39,208.22         N/A
Trust                  ordinary
Company                shares
(Jersey)
Limited
------------------------------------------------------------------------------------------------------------------------------------
Stephen Johnson                                              (*1)
51 Rodney Court        78,695                   3.267           3.1784             96.8216      (pound)65,348.42      (pound)900,000
6/8 Maida Vale         ordinary
London                 shares
------------------------------------------------------------------------------------------------------------------------------------
Andrew McRae                                                 (*1)
20 Manor Court         78,695                   3.267           10.7983            89.2017      (pound)65,348.42      (pound)900,000
Road                   ordinary
Hanwell                shares
London
------------------------------------------------------------------------------------------------------------------------------------
Paul Charlesworth                                            (*1)
Broak Oak              62,956                   2.614           3.1779             96.8221      (pound)52,278.88      (pound)700,000
Milfoed                ordinary
Godalming              shares
Surrey
------------------------------------------------------------------------------------------------------------------------------------




                                                                -43-



------------------------------------------------------------------------------------------------------------------------------------
1. Names and       2. Number and class    3. Respective      4.  % of          5.  % of          6. Cash to be    7.  Maximum
   addresses of       of Shares owned        Proportion (%)     individual         individual       placed in         liability
   the Sellers        by the Sellers                            Sellers'           Sellers'         Retention         under the
                      in the Company                            Consideration      Consideration    Account or        Warranties and
                                                                to be received     to be received   maximum           Tax Covenant
                                                                at Completion      at Completion    amount of
                                                                in cash            in Loan Notes    loan notes
------------------------------------------------------------------------------------------------------------------------------------
Jean-Luc Buridans
18, Avenue             47,216                    1.96           100                Nil          (pound)39,208.22      (pound)565,000
Trudaine 75009         ordinary
Paris France           shares
------------------------------------------------------------------------------------------------------------------------------------
Adrian Burn                                                  (*1)
13 Woodthorpe          17,015                   0.706           3.1801             96.8199      (pound)14,129.28      (pound)150,000
Road Putney            ordinary
London                 shares
SW15 4UQ
------------------------------------------------------------------------------------------------------------------------------------

Total                  3,017,195 'A'             100%                                           (pound)2,000,000    (pound)3,215,000
                       ordinary                                                                                     ================
                       shares

                       331,793
                       ordinary
                       shares
------------------------------------------------------------------------------------------------------------------------------------


(*1) Stephen Johnson, Andrew McRae, Paul Charlesworth and Adrian Burn are each to received the percentage set out alongside their name in column 4 above of their entitlement to their initial Consideration of (pound)40,170,042.93 in cash. All further payments to each of these four Managers pursuant to this Agreement are to be made as to 100% in Loan Notes.

                                   SCHEDULE 2

                   The Company and the Subsidiary Undertakings


  Schedule available upon request by the United States Securities and Exchange
                                   Commission

                                   SCHEDULE 3

                                 The Properties

  Schedule available upon request by the United States Securities and Exchange
                                   Commission

                                   SCHEDULE 4

                               Non-Tax Warranties

  Schedule available upon request by the United States Securities and Exchange
                                   Commission

                                   SCHEDULE 5

                         Tax Covenant and Tax Warranties

  Schedule available upon request by the United States Securities and Exchange
                                   Commission

                                   SCHEDULE 6

                               Net Asset Statement

  Schedule available upon request by the United States Securities and Exchange
                                   Commission

Executed as a Deed by                       )
Julian Davison                              )
                                            )
as attorney for                             )
3i Group plc                                )
in the presence of:                         )
/S/ ALISON HAMPTON                          )        /S/ JULIAN DAVISON
------------------                                   ------------------
65 Holborn Viaduct                                   Duly Authorised Attorney
London



Executed as a Deed by Julian Davison        )
on behalf of                                )
3i Parallel Ventures LP                     )
acting by its manager, 3i Investments plc,  )
by                                          )
Julian Davison                              )
as attorney for 3i Investments plc          )
in the presence of:                         )
/S/ ALISON HAMPTON                          )        /S/ JULIAN DAVISON
------------------                                   ------------------
                                                     Duly Authorised Attorney





Executed as a Deed                          )
on behalf of                                )
3i UKIP II LP                               )
acting by its manager, 3i Investments plc,  )
by                                          )
Julian Davison                              )
as attorney for 3i Investments plc          )
in the presence of:                         )
/S/ ALISON HAMPTON                          )        /S/ JULIAN DAVISON
------------------                                   ------------------
                                                     Duly Authorised Attorney





Executed as a Deed                          )
on behalf of                                )
Parallel Ventures Managers Limited          )
as Administrator of and attorney for the    )
members of Parallel Ventures (No. 2)        )
Co-investment Plan acting by its attorney   )
3i Investments plc, by Julian Davison       )
as duly authorised attorney of 3i           )
Investments                                 )
plc                                         )
in the presence of:                         )
/S/ ALISON HAMPTON                          )        /S/ JULIAN DAVISON
------------------                                   ------------------
                                                     Duly Authorised Attorney

Executed as a Deed by Ken Penton            )
for and on behalf of                        )
Credit Agricole Indosuez                    )        /S/ KEN PENTON
                                            )        --------------
pursuant to a power of attorney date        )
25 February 2002.






Executed as a Deed by Sarah McGaw           )
for and on behalf of                        )
The Governor and Company                    )        /S/ SARAH MCGAW
                                            )        ---------------
of the Bank of Scotland                     )





Signed as a Deed by Stephen Johnson         )
in the presence of:                         )        /S/ STEPHEN JOHNSON
                                            )        -------------------
Daniel J. Wright
/S/ DANIEL J. WRIGHT
50 Queen Charlotte Street
Bristol


Signed as a Deed by Andrew McRae            )
in the presence of:                         )        /S/ ANDREW MCRAE
                                                      ----------------
Daniel J. Wright
/S/ DANIEL J. WRIGHT




Signed as a Deed by Paul Charlesworth       )
in the presence of:                         )        /S/ PAUL CHARLESWORTH
                                                     ---------------------
Daniel J. Wright
/S/ DANIEL J. WRIGHT



Signed as a Deed by Jean-Luc Buridans       )
in the presence of:                         )        /S/ JEAN-LUC BURIDANS
                                                     ---------------------
Daniel J. Wright
/S/ DANIEL J. WRIGHT




Signed as a Deed by Adrian Burn             )
in the presence of:                         )        /S/ STEPHEN JOHNSON, POA
                                                     -------------------------
Daniel J. Wright
/S/ DANIEL J. WRIGHT

Executed as a Deed by Daniel Wright         )
for and on behalf of                        )
The Royal Bank of Scotland                  )
Trust Company (Jersey) Limited              )
pursuant to a power of attorney dated       )        /S/ DANIEL J. WRIGHT
                                                     --------------------
25 February 2002



Executed as a Deed by                       )
Atlas Group Holdings Limited                )        /S/ ANDREW MCRAE
                                                     ----------------
                                                     Director

                                                     /S/ STEPHEN JOHNSON
                                                     ---------------------
                                                     Director/Secretary




Executed as a Deed by                       )
Right Associates Limited                    )        /S/ RICHARD J. PINOLA
                                                     ---------------------
                                                     Director

                                                     /S/ ROBERT CRESSWELL
                                                     ---------------------
                                                     Director/Secretary





Executed as a Deed by Richard J. Pinola     )
for and on behalf of                        )
Right Management Consultants Inc.           )


                                                     /S/ RICHARD J. PINOLA
                                                     ---------------------
                                                     Chairman and
                                                     Chief Executive Officer